Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated June 25, 2024, relating to the financial statements and financial highlights of MUSQ Global Music Industry ETF, a series of Exchange Traded Concepts Trust, for the period ended April 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

November 25, 2024